Exhibit 10.44

FOR TRANSLATION PURPOSES ONLY – ORIGINAL AGREEMENT TO BE EXECUTED IN DUTCH

AMENDMENT TO THE EMPLOYMENT AGREEMENT

BETWEEN:	ALPRO Comm. Venn. op aandelen, previously ALPRO N.V., having its registered office at 8560 Wevelgem, Vlamingstraat 28, acting in its capacity as employer of Mr Bernard Deryckere,

Represented by Carl De Clercq, Human Resources Director,

Hereafter referred to as “the Company”,

AND:	Mr Bernard DERYCKERE, domiciled at 9830 Sint-Martens-Latem, Bogaertstraat 9,

Hereafter referred to as “Mr Deryckere”,

Hereafter referred to together as “the Parties”;

BACKGROUND

WHEREAS ALPRO N.V. has been converted into a commanditaire vennootschap op aandelen under Belgian corporate law by decision of an extraordinary shareholders meeting.

WHEREAS the Parties have entered into an open-ended employment agreement on April 13, 2001 effective September 1, 2001 for the position of Managing Director of the Soy Foods Division (as amended on December 31, 2002, the “Employment Contract”);

WHEREAS Mr Deryckere, in the performance of his Employment Contract exercizes responsibilities in Belgium (40%), the United Kingdom (15%), Germany (15%), France (20%) and the Netherlands (10%), without however the existence of local employment contracts between Mr Deryckere and any subsidiary in the countries mentioned above other than the Employment Contract; for his international responsibilities within the group, Mr Deryckere receives a global salary which is paid according to a salary split arrangement in accordance with the division of responsibilities mentioned earlier;

WHEREAS on July 2, 2009, the shares of the Company were acquired by a wholly owned, indirect subsidiary of Dean Foods Company (“Dean Foods”), such that Dean Foods is the ultimate parent company of the Company;

WHEREAS the Company and Mr Deryckere wish to amend the Employment Contract in order to better align its terms and conditions with certain policies of Dean Foods;

WHEREAS for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties have convened and agreed to amend the Employment Contract as follows.

IT IS AGREED AS FOLLOWS:

ARTICLE 1 – Entire agreement

The present addendum (hereafter referred to as “the Addendum”) constitutes an addendum to the Employment Contract, which remains unaltered to the extent that it has not been modified or superseded by the Addendum. This Addendum, coupled with the Employment Contract, constitute the entire agreement between the parties with respect to the subject matters described therein, and any modification to their respective terms and conditions set forth therein must be made in a written agreement duly executed and delivered by both Parties.

For the avoidance of doubt, Parties explicitly agree that Article 16 of the Employment Contract, as well as Article 5 of the addendum executed on December 31st, 2002, will be stricken from the Employment Contract and replaced by the provisions of the present Addendum.

ARTICLE 2 – Termination

2.1 The agreement entered upon by the parties on April 13th, 2001 regarding the period of notice, as mentioned in article 7 of the Employment Contract, remains applicable.

As mentioned in article 7, this agreement states that in case the Employment Contract is terminated by the Company, Mr Deryckere is entitled to a period of notice of 24 months assuming he may not lay claim to a longer period of notice based on his seniority, i.e. by application of the formula determined in article 82, §2 of the Employment Contracts Act, namely 3 months per started period of 5 years of seniority.

The notice period may be replaced in whole or in part by the payment by the Company of a gross severance indemnity, which will be calculated on a Termination Basis, as described in Article 2.4 and subject to the conditions laid down in Article 2.4.

2.2 The Company commits itself not to terminate the Employment Contract except for serious cause. In case the Company does terminate the Employment Contract without serious cause, the Company shall pay Mr Deryckere an amount of fixed damages equivalent to a 12 months’ salary on top of the period of notice or corresponding severance indemnity agreed upon in accordance with article 7 of the Employment Contract. In case the period of notice or corresponding severance indemnity would exceed 24 months, the amount of fixed damages, due to violation of the interdiction on dismissal, shall be reduced by the number of months by which the period of notice or corresponding severance indemnity would exceed the period of 24 months.

The amount of fixed damages will be calculated, taking into account the Termination Basis, as described in Article 2.4 and subject to the conditions laid down in Article 2.4.

2.3 For the purpose of Article 7 of the Employment Contract and this Addendum, Termination shall mean:

(i)	the termination of the Employment Contract by the Company other than for serious cause as defined under Article 35 of the Employment Contracts Act, or

(ii)	the termination of the Employment Contract by Mr Deryckere, following the occurrence of one or more of the following events:

a.	a material reduction in Mr Deryckere’s annual base salary, target annual bonus opportunity or the aggregate value of Mr Deryckere’s benefits (unless a similar reduction is applied broadly to similarly situated employees of the Company or peers in the group which the Company is part of and which is identified based on consolidated annual accounts (“the Group”)),

b.	a material reduction in the scope of Mr Deryckere’s duties and responsibilities, who currently works as CEO of the Company, with responsibilities in the above mentioned countries,

c.	the relocation of Mr Deryckere’s principal place of employment to a location that is more than 50 miles from such prior location of employment.

In order for a termination by the Executive to constitute a Termination

(i)	the Executive must establish towards the Company the circumstances justifying a termination in writing not later than the 60th working day after it has arisen or occurred,

(ii)	the Company must not have cured such circumstances within 30 working days of receipt of such notice and

(iii)	Mr Deryckere terminates employment within three months following the month of receipt of the above mentioned notice, in compliance with the notification terms of the Employment Contract.

2.4 For the purpose of Article 7 of the Employment Contract and this Addendum, the Termination Basis for the calculation of the severance indemnity and the fixed damages, mentioned in Article 2.1 and 2.2 respectively, will, subject to the conditions mentioned under Article 2.4 (iv), include:

(i)	The worldwide current salary at the moment of termination and the advantages obtained by virtue of the contract; and

(ii)	recurrent bonuses acquired in the course of 12 months before termination regardless of whether these bonuses were paid by the Company or any other Company from the group; and

(iii)	cash payment equal to the value of Mr Deryckere’s mid-term incentive compensation awards granted during the 12 months prior to termination, calculated in a manner that is within the discretion of the chief human resources officer of Dean Foods and reasonably consistent with similar calculations made for U.S. based executive officers similary positioned to Mr Deryckere, regardless of whether these cash payments were paid by the Company or any other Company from the group; however,

(iv)	provided that payment pursuant to Article 2.4 will be explicitly conditional upon the voluntary resignation by Mr Deryckere, at Termination, from any and all mandates, positions or offices or employment relations he would have with any entity or subsidiary of the Group, other than with the Company (Alpro Comm. Venn. op aandelen) without giving him any supplementary entitlement to a notice, severance indemnity or damages due by any such company of the Group other than the notice, cq. severance indemnity or damages due pursuant to the Addendum. Mr Deryckere acknowledges and agrees that if any such mandate, position or office or employment relation would entitle him, notwithstanding aforementioned voluntary resignation by Mr Deryckere, to any additional notice, severance or damages other than provided in the present Addendum, such amounts shall be deducted from the severance indemnity and/or fixed damages as covered by the Addendum.

2.5 The compensations mentioned in articles 2.1 and 2.2 are owed by the Company, but will be paid via any of the companies of the group in relation to the prorata parte responsibilities of Mr Deryckere for any of these companies as mentioned in the introduction to the present Addendum.

ARTICLE 3 – Non-competition

In view of the international activities of the Company, upon Mr Deryckere’s termination of service from the Company as described hereunder, during the period and in the territories specified below, Mr Deryckere shall be prohibited from carrying on or setting up a personal enterprise or by being employed or engaged in a competing business with similar activities to the Company and Dean Foods and its group companies, thus having the opportunity, directly or indirectly, to cause a prejudice to the Company, Dean Foods or its group companies, by using for himself or for the profit of a competitor his knowledge of any practice specific to the Company, Dean Foods or its group companies, which he has acquired or developed, either directly or indirectly, during his employment with the Company.

At the date of signing the Addendum, similar activities means, without being limited to, the manufacturing, distribution, sale or marketing of (i) soy milk or any other soy-based beverage or cultured soy product, (ii) soy-based meat replacement products, and (iii) plant-based beverages and products other than soy including without limitation nut milks, rice milks, grain milks, and other similar dairy milk replacement products or other dairy replacement products. This list will also include any other product not listed above that will be developed or sold by the Company at the time prior to Mr Deryckere’s termination of service from the Company.

This prohibition shall apply during a period of twenty-four (24) months as of Mr Deryckere’s termination of service from the Company, and shall cover all countries in which the Company has developed activities at the time of termination. At the date of signing the Addendum, the Company’s field of activities extends to the present 27 member states of the European Union, Israel, Turkey and Canada.

This non-competition clause shall apply in the following cases:

•	resignation by the Employee,

•	dismissal by the Company with or without serious cause,

•	termination of this agreement by mutual consent of the Parties.

In return for the enforcement of this non-competition clause, Mr Deryckere shall be granted a gross single compensatory lump-sum indemnity, unless the Company has waived the applicability of the non-competition clause in writing within fifteen (15) calendar days after Mr Deryckere’s termination of service from the Company. The amount of this indemnity shall be equal to one half of the gross remuneration of Mr Deryckere corresponding to the period of effective enforcement of this non-competition clause. It will be payable within thirty (30) calendar days after Mr Deryckere’s termination of service from the Company.

In the case of enforcement of this clause, and if Mr Deryckere fails to comply with its provisions, he shall repay to the Company an amount equivalent to the gross indemnity which he received and shall, in addition, pay an amount equivalent to this indemnity, without prejudice to the indemnification of any additional damages which may be claimed by the Company.

ARTICLE 4 – Non-disparagement

Mr Deryckere and the Company agree that, for so long as Mr Deryckere remains employed by the Company, and for a period of two years following the termination of the Employment Contract, neither Mr Deryckere nor the Company will make or authorize any public statement, whether orally or in writing, that disparages the other party hereto with respect to such other party’s business interests or practices; provided, that neither party shall be restricted in connection with statements made in context of any litigation, arbitration or similar proceeding involving the other party hereto. Mr Deryckere shall observe the same commitment towards any company of the Dean Foods group.

ARTICLE 5 - Non-sollicitation

Mr Deryckere hereby agrees that, during the term of his employment with the Company and for a period of two years thereafter, he will not, directly or indirectly, individually or on behalf of or in conjunction with any person or entity other than the Company or any of its affiliates, solicit, induce, recruit or encourage, whether directly or indirectly, any individual who is employed by or working for the Company, its affiliates or any company of the Dean Foods group to leave his or her employment or service with the Company, its affiliates or any company of the Dean Foods group, or offer to employ or work with any individual who is employed by or working for any such company. For the purposes of this section, an individual who is employed by or working for the Company, its affiliates or any company of the Dean Foods group shall be deemed to be an individual who is employed by or working for any such company while employed by or working for any such company and for a period of 60 days thereafter.

ARTICLE 6 - Restrictions

Mr Deryckere acknowledges that the restrictions contained in this Addendum correctly set forth the understanding of the parties at the time the Addendum is entered into, are reasonable and necessary to protect the legitimate interests of the Company, and that any violation will cause substantial injury to the Company. He also acknowledges having had sufficient time to examine this amendment and to consider freely its opportunity so that it is the true representation of his informed consent.

The nullity of any part of the Addendum shall not affect the validity of other parts of the addendum.

If any court having jurisdiction shall find that any part of the restrictions set forth in this Addendum are unreasonable or unenforceable in any respect, it is the intent of the parties that the restrictions set forth herein shall not be terminated, but that this Agreement shall remain in full force and effect to the extent (as to time periods and other relevant factors) that the court shall find reasonable and/or that the parties have agreed on with respect to the Parties’ present intention.

ARTICLE 7 - Confidentiality

Mr Deryckere agrees, at all times during his employment by the Company, not to discuss in any manner (whether to individuals inside or outside the Company), the terms of, this Agreement without the prior written consent of the Company, except to the extent required by law in which case he will make his best efforts to inform the Company prior to when he is required to disclose the said information and to accommodate the authorities’ request in the utmost respect of the Company’s interests.

Executed on February 4, 2011 at Sint-Denijs-Westrem in two (2) original copies, each party assisted by its Counsel, having received one copy, duly initialled and signed by each of them.

For the Company	Bernard Deryckere
(read and approved)	(read and approved)

/s/ Carl De Clercq	/s/ Bernard Deryckere

Carl De Clercq
HR Director
Duly authorized